Exhibit 99.1

Callaway Golf Company Releases Preliminary Second Quarter 2008 Results

Diluted Earnings Per Share Expected to Rise 8% for the Quarter and 17% for the First 6 Months

CARLSBAD, Calif.--(BUSINESS WIRE)--Callaway Golf Company (NYSE:ELY) today announced that, based on current information, the Company’s second quarter diluted earnings per share are expected to range from $0.56 to $0.58, an increase of approximately 8% compared to $0.53 in the second quarter of 2007. These results include after-tax charges of $0.05 per share in 2008 and $0.02 per share in 2007 associated with the gross margin initiatives announced in November 2006. Net sales for the second quarter of 2008 are estimated to be $366 million compared to $380 million in 2007.

Diluted earnings per share for the first half of 2008 are estimated to range from $1.17 to $1.19, an increase of approximately 17% versus $1.01 in the first half of 2007. These results include after-tax charges associated with the gross margin improvement initiatives of $0.06 and $0.03 per share for 2008 and 2007, respectively. Net sales for the period are estimated at $732 million, an increase of 2% over 2007 sales of $715 million.

Business Update

“In spite of a very challenging economic environment in the U.S. through the first half of 2008, we are very pleased to deliver results consistent with the guidance we communicated earlier this year,” commented George Fellows, President and CEO of Callaway Golf. “Our international business has been strong throughout the first half of the year and remains a key driver of our top and bottom line growth offsetting a softer than expected U.S. business. Furthermore, our efforts surrounding our gross margin initiatives are on track. During the quarter we consolidated our golf ball production operations into other existing locations and closed our Gloversville, NY golf ball facility as part of our longer term strategy targeted at our 2009 and 2010 gross margin initiatives commitments. This action resulted in the majority of our one-time charge of $0.05 per share during the quarter. Additionally, the strong spending controls we initiated earlier this year in anticipation of challenging economic conditions have contributed to these positive earnings results.”

Business Outlook

The Company reiterates its full year guidance of $1.145 to $1.165 billion in revenue and pro forma fully diluted earnings per share of $1.08 to $1.18 per share, excluding estimated charges of approximately $0.08 per share for the Company’s gross margin initiatives, again noting that it expects full year earnings will be at the lower end of the estimated range. Additional details will be provided at the upcoming July 30th earnings conference call.

Conference Call

The Company will release actual second quarter financial results on July 30, 2008. A conference call and webcast will also take place at that time.

Disclaimer: Investors should be aware that the Company has not yet finalized its results for the second quarter of 2008 and that the Company’s “preliminary” estimates of net sales and earnings for the second quarter and first half of 2008 reflect management’s estimates based upon the information available at the time made. These estimates could differ materially from the Company’s actual results if the information on which the estimates were based ultimately proves to be incorrect or incomplete. In addition, statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to estimated sales and earnings for 2008, and the estimated charges for the Company’s gross margin initiatives, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These estimates and statements are based upon current information and expectations. Accurately estimating the Company’s future financial performance is based upon various unknowns including consumer acceptance and demand for the Company’s products as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products, in manufacturing the Company’s products, or in connection with the implementation of the Company’s planned gross margin initiatives or the implementation of future initiatives; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, and Ben Hogan® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or www.shop.callawaygolf.com.

CONTACT:
Callaway Golf Company
Brad Holiday
Eric Struik
Michele Szynal
(760) 931-1771